Exhibit 18

Board of Directors and Shareholders of
Life Partners Holdings, Inc.

At your request, we have read the description included in your Quarterly Report on Form 10-QSB to the Securities and Exchange Commission for the quarter ended May 31, 2006, of the facts relating to the change in the Company’s accounting policy for the recognition of policies held for investment purposes. We believe, on the basis of the facts so set forth and other information furnished to us by appropriate officials of the company, that the account change described in your Form 10-QSB is to an alternative accounting principle that is preferable under the circumstances.

We have not audited any consolidated financial statements of Life Partners Holdings, Inc. and its consolidated subsidiary as of any date or for any period subsequent to February 28, 2006. Therefore, we are unable to express, and we do not express, an opinion on the facts set forth in the above-mentioned Form 10-QSB, on the related information furnished to us by officials of the Company, or on the financial position, results of operations, or cash flows of Life Partners Holding, inc. and its consolidated subsidiary as of any date or for any period subsequent to February 28, 2006.

Yours truly,

/s/ Murrell, Hall, McIntosh & Co., PLLP

Oklahoma City, Oklahoma
July 17, 2006